SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13D
(Amendment No. 4)

HASTINGS MANUFACTURING COMPANY
(Name of Issuer)

COMMON STOCK, $2 Par Value
(Title of Class of Securities)

418398103
(CUSIP Number)

Mr. Mark R. S. Johnson, Co-Chief Executive Officer
Hastings Manufacturing Company
Hastings, Michigan 49058
                              (616) 945-2491
(Name, Address, and Telephone Number of Person Authorized
to Receive Notices and Communications)

Copy to:
Warner Norcross & Judd LLP
111 Lyon Street, N.W., Suite 900
Grand Rapids, Michigan 49503
(616) 752-2000
Attention: Stephen C. Waterbury

                         January 31, 2001
(Date of Event Which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

(Continued on following pages)

Page 1 of 31 Pages

CUSIP No. 418398103	13D	Page 2 of 31 Pages

(1)	Name of Reporting Person:	Stephen I. Johnson Family Group

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	391,534*
Beneficially Owned	(8)	Shared Voting Power:	391,534*
By Reporting Person	(9)	Sole Dispositive Power:	391,534*
With	(10)	Shared Dispositive Power:	391,534*

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 391,534*

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 50.9%

(14)	Type of Reporting Person:	OO

*          Includes 9,000 shares subject to options that may be exercised within the next 60 days.

CUSIP No. 418398103	13D	Page 3 of 31 Pages

(1)	Name of Reporting Person:	Stephen I. Johnson

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	0
Beneficially Owned	(8)	Shared Voting Power:	68,686
By Reporting Person	(9)	Sole Dispositive Power:	0
With	(10)	Shared Dispositive Power:	68,686

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 68,686

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 9.0%

(14)	Type of Reporting Person:	IN

CUSIP No. 418398103	13D	Page 4 of 31 Pages

(1)	Name of Reporting Person:	Isabel Sage Johnson

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	0
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	0
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 0%

(14)	Type of Reporting Person:	IN

CUSIP No. 418398103	13D	Page 5 of 31 Pages

(1)	Name of Reporting Person:	Mark R. S. Johnson

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	65,875*
Beneficially Owned	(8)	Shared Voting Power:	159,882**
By Reporting Person	(9)	Sole Dispositive Power:	65,875*
With	(10)	Shared Dispositive Power:	159,882**

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 225,757

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 29.5%

(14)	Type of Reporting Person:	IN

*          Includes 4,500 shares subject to options that may be exercised within the next 60 days.
**        Includes 1,350 shares that are owned by Kathryn Johnson, the wife of Mark R. S. Johnson.

CUSIP No. 418398103	13D	Page 6 of 31 Pages

(1)	Name of Reporting Person:	Kathryn L. Johnson

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	1,350
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	1,350
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,350

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 0.2%

(14)	Type of Reporting Person:	IN

CUSIP No. 418398103	13D	Page 7 of 31 Pages

(1)	Name of Reporting Person:	Andrew F. Johnson

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	28,222*
Beneficially Owned	(8)	Shared Voting Power:	164,153**
By Reporting Person	(9)	Sole Dispositive Power:	28,222*
With	(10)	Shared Dispositive Power:	164,153**

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 192,375

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 25.1%

(14)	Type of Reporting Person:	IN

*	Includes 4,500 shares subject to options that may be exercised within the next 60 days.
**	Includes 5,621 shares that are owned by a trust of which Patricia Johnson, the wife of Andrew F. Johnson, is the trustee.

CUSIP No. 418398103	13D	Page 8 of 31 Pages

(1)	Name of Reporting Person:	Patricia T. Johnson

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	5,621
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	5,621
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,621

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 0.7%

(14)	Type of Reporting Person:	IN

CUSIP No. 418398103	13D	Page 9 of 31 Pages

(1)	Name of Reporting Person:	The Aben E. Johnson Trust Under Will

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: Michigan

Number of Shares	(7)	Sole Voting Power:	28,222
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	28,222
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 28,222

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 3.7%

(14)	Type of Reporting Person:	OO

CUSIP No. 418398103	13D	Page 10 of 31 Pages

(1)	Name of Reporting Person:	The Anna M. Johnson Trust (FBO Stephen I. Johnson, Aben E. Johnson, Jr. and Agnes Blacklidge-Nelson)

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: Michigan

Number of Shares	(7)	Sole Voting Power:	20,232
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	20,232
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 20,232

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 2.7%

(14)	Type of Reporting Person:	OO

CUSIP No. 418398103	13D	Page 11 of 31 Pages

(1)	Name of Reporting Person:	The Anna M. Johnson Trust (FBO Barbara von Reis)

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: Michigan

Number of Shares	(7)	Sole Voting Power:	20,232
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	20,232
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 20,232

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 2.7%

(14)	Type of Reporting Person:	OO

CUSIP No. 418398103	13D	Page 12 of 31 Pages

(1)	Name of Reporting Person:	Hastings City Bank

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: Michigan

Number of Shares	(7)	Sole Voting Power:	0
Beneficially Owned	(8)	Shared Voting Power:	68,686
By Reporting Person	(9)	Sole Dispositive Power:	0
With	(10)	Shared Dispositive Power:	68,686

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 68,686

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 9.0%

(14)	Type of Reporting Person:	BK

CUSIP No. 418398103	13D	Page 13 of 31 Pages

(1)	Name of Reporting Person:	Martha Johnson Fleming

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	15,858
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	15,858
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,858

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 2.1%

(14)	Type of Reporting Person:	IN

CUSIP No. 418398103	13D	Page 14 of 31 Pages

(1)	Name of Reporting Person:	Stephen Fraser Johnson

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	15,390
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	15,390
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,390

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 2.0%

(14)	Type of Reporting Person:	IN

CUSIP No. 418398103	13D	Page 15 of 31 Pages

(1)	Name of Reporting Person:	SAMCO, Inc.

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: Michigan

Number of Shares	(7)	Sole Voting Power:	158,532
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	158,532
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 158,532

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 20.8%

(14)	Type of Reporting Person:	CO

CUSIP No. 418398103	13D	Page 16 of 31 Pages

(1)	Name of Reporting Person:	S&I Johnson Limited Partnership

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: Delaware

Number of Shares	(7)	Sole Voting Power:	158,532
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	158,532
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 158,532

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 20.8%

(14)	Type of Reporting Person:	PN

CUSIP No. 418398103	13D	Page 17 of 31 Pages

(1)	Name of Reporting Person:	The Stephen and Isabel Johnson Generation Trust

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: Michigan

Number of Shares	(7)	Sole Voting Power:	158,532
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	158,532
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 158,532

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 20.8%

(14)	Type of Reporting Person:	OO

CUSIP No. 418398103	13D	Page 18 of 31 Pages

(1)	Name of Reporting Person:	Thomas R. Taffee

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	23,000
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	23,000
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 23,000

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 3.0%

(14)	Type of Reporting Person:	IN

CUSIP No. 418398103	13D	Page 19 of 31 Pages

(1)	Name of Reporting Person:	Marguerite B. Taffee

(2)	Check the Appropriate Box	(a) [x]
	if a Member of a Group:	(b) [ ]

(3)	SEC Use Only:

(4)	Source of Funds	PF

(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
	or 2(e):	[ ]

(6)	Citizenship or Place of Organization: United States of America

Number of Shares	(7)	Sole Voting Power:	9,000
Beneficially Owned	(8)	Shared Voting Power:	0
By Reporting Person	(9)	Sole Dispositive Power:	9,000
With	(10)	Shared Dispositive Power:	0

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 9,000

(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares:	[ ]

(13)	Percent of Class Represented by Amount in Row (11): 1.2%

(14)	Type of Reporting Person:	IN

          This Schedule 13D, previously filed by members of the Stephen I. Johnson Family Group (the "Family Group") on or about October 26, 1982, and as amended by Amendment No. 1 filed on or about November 26, 1982, Amendment No. 2 filed on or about April 1, 1993, and Amendment No. 3 filed on May 3, 2000, is amended as set forth herein, to update the information contained in Item 5 hereof. All items not reported in this Amendment No. 4 are hereby incorporated by reference from Amendment No. 3, filed on May 3, 2000.

Item 5.     Interest in Securities of the Issuer.

          (a)          Ownership of Hastings common stock by Family Group members is as follows:

Name or Names of Member	Aggregate Number of Common Shares Beneficially Owned	Percent of Class

Stephen I. Johnson	68,686	9.0

Stephen I. Johnson Trust	0	0

Isabel Sage Johnson Trust	0	0

Isabel Sage Johnson	0	0

Mark R. S. Johnson Mark R. S. Johnson Trust	225,757 56,815	29.5 7.5

Kathryn L. Johnson	1,350	0.2

Andrew F. Johnson Andrew F. Johnson Trust	192,375 11,568	25.1 1.5

Patricia T. Johnson Patricia T. Johnson Trust	5,621 5,621	0.7 0.7

Aben E. Johnson Trust Under Will	28,222	3.7

Anna M. Johnson Trust (FBO Stephen I. Johnson, Aben Johnson, Jr. and Agnes Blacklidge)	20,232	2.7

Anna M. Johnson Trust (FBO Barbara von Reis)	20,232	2.7

Name or Names of Member	Aggregate Number of Common Shares Beneficially Owned	Percent of Class

Martha Johnson Fleming	15,858	2.1

Stephen F. Johnson	15,390	2.0

SAMCO, Inc.	158,532	20.8

S&I Johnson Limited Partnership	158,532	20.8

The Stephen and Isabel Johnson Generation Trust	158,532	20.8

Thomas R. Taffee The Thomas R. Taffee Trust Marguerite B. Taffee The Marguerite B. Taffee Trust	23,000 23,000 9,000 9,000	3.0 3.0 1.2 1.2

Stephen I. Johnson Family Group Total	391,534[1]	50.9

____________________

          1Columns do not add because shares held in trust, by SAMCO and by S&I Johnson Limited Partnership are included in beneficial ownership of individual trustees or majority shareholders.

(b)	Name of Member	Ownership

	Stephen I. Johnson	Sole Voting Power	0
		Shared Voting Power	68,686
		Sole Dispositive Power	0
		Shared Dispositive Power	68,686

	Stephen I. Johnson Trust	Sole Voting Power	0
		Shared Voting Power	0
		Sole Dispositive Power	0
		Shared Dispositive Power	0

	Isabel Sage Johnson	Sole Voting Power	0
		Shared Voting Power	0
		Sole Dispositive Power	0
		Shared Dispositive Power	0

	Isabel Sage Johnson	Sole Voting Power	0
	Trust	Shared Voting Power	0
		Sole Dispositive Power	0
		Shared Dispositive Power	0

	Mark R. S. Johnson	Sole Voting Power	65,875
		Shared Voting Power	159,882
		Sole Dispositive Power	65,875
		Shared Dispositive Power	159,882

	Mark R. S. Johnson Trust	Sole Voting Power	56,815
		Shared Voting Power	0
		Sole Dispositive Power	56,815
		Shared Dispositive Power	0

	Kathryn L. Johnson	Sole Voting Power	1,350
		Shared Voting Power	0
		Sole Dispositive Power	1,350
		Shared Dispositive Power	0

	Andrew F. Johnson	Sole Voting Power	28,222
		Shared Voting Power	164,153
		Sole Dispositive Power	28,222
		Shared Dispositive Power	164,153

Name of Member	Ownership

Andrew F. Johnson Trust	Sole Voting Power	11,568
	Shared Voting Power	0
	Sole Dispositive Power	11,568
	Shared Dispositive Power	0

Patricia T. Johnson	Sole Voting Power	5,621
	Shared Voting Power	0
	Sole Dispositive Power	5,621
	Shared Dispositive Power	0

Patricia T. Johnson Trust	Sole Voting Power	5,621
	Shared Voting Power	0
	Sole Dispositive Power	5,621
	Shared Dispositive Power	0

Aben E. Johnson Trust	Sole Voting Power	28,222
Under Will	Shared Voting Power	0
	Sole Dispositive Power	28,222
	Shared Dispositive Power	0

Anna M. Johnson Trust	Sole Voting Power	20,232
(FBO Stephen I.	Shared Voting Power	0
Johnson, Aben Johnson,	Sole Dispositive Power	20,232
Jr. and Agnes Blacklidge)	Shared Dispositive Power	0

Anna M. Johnson Trust	Sole Voting Power	20,232
(FBO Barbara von	Shared Voting Power	0
Reis)	Sole Dispositive Power	20,232
	Shared Dispositive Power	0

Martha Johnson Fleming	Sole Voting Power	15,858
	Shared Voting Power	0
	Sole Dispositive Power	15,858
	Shared Dispositive Power	0

Stephen F. Johnson	Sole Voting Power	15,390
	Shared Voting Power	0
	Sole Dispositive Power	15,390
	Shared Dispositive Power	0

Name of Member	Ownership

SAMCO, Inc.	Sole Voting Power	158,532
	Shared Voting Power	0
	Sole Dispositive Power	158,532
	Shared Dispositive Power	0

S&I Johnson Limited	Sole Voting Power	158,532
Partnership	Shared Voting Power	0
	Sole Dispositive Power	158,532
	Shared Dispositive Power	0

The Stephen and Isabel	Sole Voting Power	158,532
Johnson Generation Trust	Shared Voting Power	0
	Sole Dispositive Power	158,532
	Shared Dispositive Power	0

Thomas R. Taffee	Sole Voting Power	23,000
	Shared Voting Power	0
	Sole Dispositive Power	23,000
	Shared Dispositive Power	0

The Thomas R. Taffee Trust	Sole Voting Power	23,000
	Shared Voting Power	0
	Sole Dispositive Power	23,000
	Shared Dispositive Power	0

Marguerite B. Taffee	Sole Voting Power	9,000
	Shared Voting Power	0
	Sole Dispositive Power	9,000
	Shared Dispositive Power	0

The Marguerite B. Taffee Trust	Sole Voting Power	9,000
	Shared Voting Power	0
	Sole Dispositive Power	9,000
	Shared Dispositive Power	0

Stephen I. Johnson Family	Sole Voting Power	391,534
Group	Shared Voting Power	391,534
	Sole Dispositive Power	391,534
	Shared Dispositive Power	391,534

          (c)          During the last 60 days, members of the Family Group purchased or otherwise acquired Hastings common stock as follows:

Shareholder	Type of Transaction	Date	Amount of Common Stock Involved	Price per Share	Where and How the Transaction was Effected

The Thomas R. Taffee Trust	Purchase	1/26/2001	1,000 shares	$5.00	Open market purchase of shares

          (d)          Not applicable.

          (e)          Not applicable.

Item 7.      Material to Be Filed as Exhibits.

Exhibit	Description

99.1

Shareholder Letter of Intent, signed by members of the Stephen I. Johnson Family Group. Filed as an exhibit to Schedule 13D, Amendment No. 2, filed April 1, 1993 (SEC File Reference No. 005-03-816, Public Reference Branch, Washington, D.C.) and here incorporated by reference.

99.2	Powers of Attorney. Filed as an exhibit to Schedule 13D, Amendment No. 3, filed May 3, 2000 and here incorporated by reference.

99.3	Joint Filing Agreement. Filed as an exhibit to Schedule 13D, Amendment No. 3, filed May 3, 2000 and here incorporated by reference.

SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Date: February 12, 2001	/s/ Stephen I. Johnson* STEPHEN I. JOHNSON

Date: February 12, 2001	THE STEPHEN I. JOHNSON TRUST By /s/ Stephen I. Johnson* Stephen I. Johnson, Trustee

Date: February 12, 2001	By /s/ Isabel S. Johnson* Isabel S. Johnson, Trustee

Date: February 12, 2001	/s/ Isabel S. Johnson* ISABEL S. JOHNSON

Date: February 12, 2001	THE ISABEL S. JOHNSON TRUST By /s/ Isabel S. Johnson* Isabel S. Johnson, Trustee

Date: February 12, 2001	By /s/ Stephen I. Johnson* Stephen I. Johnson, Trustee

Date: February 12, 2001	/s/ Mark R. S. Johnson* MARK R. S. JOHNSON

Date: February 12, 2001	THE MARK R. S. JOHNSON TRUST By /s/ Mark R. S. Johnson* Mark R. S. Johnson, Trustee

Date: February 12, 2001	/s/ Kathryn L. Johnson* KATHRYN L. JOHNSON

Date: February 12, 2001	/s/ Andrew F. Johnson* ANDREW F. JOHNSON

Date: February 12, 2001	THE ANDREW F. JOHNSON TRUST By /s/ Andrew F. Johnson* Andrew F. Johnson, Trustee

Date: February 12, 2001	/s/ Patricia T. Johnson* PATRICIA T. JOHNSON

Date: February 12, 2001	THE PATRICIA T. JOHNSON TRUST By /s/ Patricia T. Johnson* Patricia T. Johnson, Trustee

Date: February 12, 2001	THE ABEN E. JOHNSON TRUST UNDER WILL By /s/ Stephen I. Johnson* Stephen I. Johnson, Trustee

Date: February 12, 2001	By: Hastings City Bank, Trustee By /s/ Randoulph L. Teegardin* Randoulph L. Teegardin Assistant Vice President and Trust Department Manager

Date: February 12, 2001	THE ANNA M. JOHNSON TRUST By /s/ Stephen I. Johnson* Stephen I. Johnson, Trustee

Date: February 12, 2001	By: Hastings City Bank, Trustee By /s/ Randoulph L. Teegardin* Randoulph L. Teegardin Assistant Vice President and Trust Department Manager

Date: February 12, 2001	THE ANNA M. JOHNSON TRUST By /s/ Stephen I. Johnson* Stephen I. Johnson, Trustee

Date: February 12, 2001	By: Hastings City Bank, Trustee By /s/ Randoulph L. Teegardin* Randoulph L. Teegardin Assistant Vice President and Trust Department Manager

Date: February 12, 2001	/s/ Martha Johnson Fleming* MARTHA JOHNSON FLEMING

Date: February 12, 2001	/s/ Stephen F. Johnson* STEPHEN F. JOHNSON

Date: February 12, 2001	SAMCO, INC. By /s/ Mark R. S. Johnson* Mark R. S. Johnson, President

Date: February 12, 2001	S&I JOHNSON LIMITED PARTNERSHIP By: SAMCO, Inc., General Partner By /s/ Mark R. S. Johnson* Mark R. S. Johnson, President

Date: February 12, 2001	THE STEPHEN AND ISABEL JOHNSON GENERATION TRUST By /s/ Mark R. S. Johnson* Mark R. S. Johnson, Trustee

Date: February 12, 2001	By /s/ Andrew F. Johnson* Andrew F. Johnson, Trustee

Date: February 12, 2001	THE THOMAS R. TAFFEE TRUST By /s/ Thomas R. Taffee* Thomas R. Taffee, Trustee

Date: February 12, 2001	THE MARGUERITE B. TAFFEE TRUST By /s/ Marguerite B. Taffee* Marguerite B. Taffee, Trustee

*By /s/Thomas J. Bellgraph Thomas J. Bellgraph Attorney in Fact

EXHIBIT INDEX

Exhibit	Description

99.1

Shareholder Letter of Intent, signed by members of the Stephen I. Johnson Family Group. Filed as an exhibit to Schedule 13D, Amendment No. 2, filed April 1, 1993 (SEC File Reference No. 005-03-816, Public Reference Branch, Washington, D.C.) and here incorporated by reference.

99.2	Powers of Attorney. Filed as an exhibit to Schedule 13D, Amendment No. 3, filed May 3, 2000 and here incorporated by reference.

99.3	Joint Filing Agreement. Filed as an exhibit to Schedule 13D, Amendment No. 3, filed May 3, 2000 and here incorporated by reference.